Exhibit 99.2

FDA APPROVES CONNETICS’ EVOCLIN™ FOR TREATING ACNE

Company to Enter Major Dermatology Market Segment

PALO ALTO, Calif. (October 25, 2004) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that the U.S. Food and Drug Administration (FDA) has approved Evoclin (clindamycin) Foam, 1% for the treatment of acne vulgaris. Evoclin (formerly referred to as Actiza™) is the first product approval for Connetics that is intended to address the acne market. Evoclin is delivered in Connetics’ proprietary VersaFoam® vehicle and will be available in the fourth quarter of 2004 in 50g and 100g trade unit sizes.

“Clindamycin is the most popular topical antibiotic used for treating acne patients and represents approximately one-third of the topical acne market,” said Alan Shalita, M.D., an Evoclin clinical study investigator and Distinguished Teaching Professor and Chairman of the Department of Dermatology SUNY Downstate Medical Center. “The novel VersaFoam formulation of clindamycin has the added advantage of being a once-a-day therapy that leaves minimal residue, dissolves rapidly upon contact with skin and is easy to apply. The approval of Evoclin provides a new and valuable option to dermatologists in treating patients who suffer from acne.”

The topical prescription acne category is one of the largest segments in the U.S. dermatology market, and is estimated to exceed $1.2 billion annually. Approximately 17 million people in the U.S. have acne resulting in approximately 5.5 million office visits per year.

“This is a very important approval for Connetics. Evoclin is our fourth commercial brand and our first product in the acne market. The approval of Evoclin further defines the quality and consistency of our product development activities and sets the stage for continued growth,” said Thomas G. Wiggans, Connetics’ Chief Executive Officer. “Every stage of the development and regulatory process was well executed by the Connetics team. The commercial launch of Evoclin and our ongoing sales force expansion coupled with Connetics’ commercial and pipeline activities bodes well for a very exciting finish to 2004.”

Evoclin is indicated for topical application in the treatment of acne vulgaris. Evoclin is contraindicated in individuals with a history of hypersensitivity to preparations containing clindamycin or lincomycin, a history of regional enteritis or ulcerative colitis, or a history of antibiotic-associated colitis.

About Connetics

Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxíq® (betamethasone valerate) Foam, 0.12%, and Soriatane® (acitretin) capsules. In October 2004, Connetics received approval for Evoclin™ (clindamycin) Foam, 1%. Connetics is developing Extina®, a foam formulation of the antifungal drug ketoconazole, and Velac®, a combination of clindamycin and tretinoin for treating acne. Our product formulations aim to improve the management of dermatological diseases and provide significant product differentiation, and in our marketed products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act. Statements about the launch plans for Evoclin, the impact of the launch of Evoclin and the sales force expansion on 2004 results, as well as comments regarding the market potential for Evoclin are forward-looking statements. These statements are based on certain assumptions made by Connetics’ management based on experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on form 10-K filed for the year ending December 31, 2003 and form 10-Q for the quarter ended June 30, 2004. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Contacts:
Patrick O’Brien Director, Investor Relations (650) 739-2950 pobrien@connetics.com	Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100 imcguinness@lhai.com

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